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BANKING & FINANCIAL SERVICES

‘The proof is in the results’: First United CEO defends bank ahead of shareholders meeting

By Holden Wilen

– Reporter, Baltimore Business Journal

Jun 10, 2020, 3:19pm EDT

The CEO of First United Corp. defended her management team's track record and said she remains focused on making the “right business decisions” for driving profitability ahead of the bank's annual shareholders meeting Thursday.

A hotly contested proxy fight with an activist investor who has been pushing the bank to sell for more than a year will finally come to a head. On the ballot: three individuals nominated by Driver Management Co. to serve on First United's board of directors. First United is the parent of First United Bank and Trust.

Abbott Cooper, a former bank industry analyst who heads New York-based Driver, has not shied away from expressing his distrust and displeasure of First United's management and board. He has characterized the Oakland-based bank's board as “entrenched” with little regard for the interest of shareholders. He said First United's best strategy for maximizing its value and providing returns to shareholders is to sell.

If First United, which has $1.17 billion in deposits as of March 31, had sold last year, Abbott said the bank could have gotten valuation for shareholders of $26-$30 per share. Driver has a 5% stake in the bank.

First United CEO Carissa Rodeheaver disputed Abbott's claims in an interview with the Baltimore Business Journal ahead of the Thursday shareholders meeting.

Rodeheaver argues that First United has provided “outsized” total shareholder returns while also playing a critical role as a major employer and the lone bank headquartered in Western Maryland. Total shareholder return, or TSR, measures a stock's performance, including stock price appreciation and dividends paid over a given time period.

The bank's TSR has taken a hit because of Covid-19, but has outpaced peers who have also been affected, according to a federal filing. Over one year as of June 1, First United's TSR was -18.9%. That's better than the SNL Bank Index (-22.9%) and peer groups the bank uses for comparisons.

Similarly, over three years and five years, First United (NASDAQ: FUNC) calculates its TSR to be ahead of peers.

•	First United's TSR over three years is 0.5%, compared to -22.2% for the SNL Bank Index. Proxy peers had a -21.1% return and Institutional Shareholder Services peers had a -19.2% return.

•	Over five years, First United TSR is 73.4%. The bank index had a 22% TSR. Proxy peers returned 10.9% and ISS peers returned 8.4%.

“We just continue to execute on our strategic plan to continue to drive profitability which in turn continues to drive shareholder value,” Rodeheaver said.

Prior to the Covid-19 pandemic, Rodeheaver said First United “was really performing well” with earnings per share up 23% in 2019.

After the pandemic hit, like most banks, First United quickly shifted gears to processing loan applications for the federal government's Paycheck Protection Program. The bank processed more than 1,000 PPP loans for $146 million supporting 17,000 jobs.

Rodeheaver, who grew up in Garrett County and has worked for First United since 1992, said shareholders should vote against Driver's board nominees because the bank has outperformed under the supervision of the current leadership.

“The total shareholder return for those shareholders indicates that the board nominees we have up this year have been overseeing that performance and have been helping to provide direction for the company to lead us on a path that has been profitable for our shareholders,” Rodeheaver said. “They've got a proven record and I believe the proof is in the results.”

As for why the bank won't pursue a sale, Rodeheaver said First United's board has had three independent analyses conducted within the last 12 months that have all come back showing the bank can provide greater long-term returns independently. She also said a sale would have potentially negative consequences for Western Maryland because consolidation often leads to job losses and less investment in the community.

“When you run the process you are looking at your ability to provide a long-term shareholder return that will be as attractive as a short-term return,” Rodeheaver said. “Really, our process has been designed around our long-term value shareholders.”

Cooper said TSR is a “silly” figure because it is based on past results and not on the company's future prospects.

“I'm an actual shareholder, I don't really care what the stock did in the past,” Cooper said. “I want to know what it's going to do in the future and what's going to provide the greatest return for me in the future.”

Cooper is more focused on another metric, tangible book value, which measures how much a company's assets are worth. He said the metric shows First United has struggled to regain the value it lost in the Great Recession. He also said the path forward for First United is murky because Western Maryland is a shrinking market.

“Bottom line, I think [the TSR] is a red herring for people because it doesn't really tell the story that investors want to know, which is how are you going to make my stock worth more in the future,” Cooper said. “They've destroyed values in the past and there's no real plan to increase value in the future.”

Cooper also criticized the bank's argument against pursuing a sale. If the company doesn't want to sell because of a commitment to Garrett County, then he said First United should not be trading publicly and instead be taken private.

“If First United's primary objective, which I think it is, is to be there for Garrett County, Western Maryland, then they should not be a public company,” he said. “They shouldn't have public shareholders and they should tell everybody.”

An investigation by Maryland's bank regulator and a pending lawsuit have also cast a shadow on the proxy fight.

First United claims Driver violated Maryland securities law by acquiring shares of the company's stock without providing prior notice to the state's Office of the Commissioner of Financial Regulation. Such a violation could have resulted in Driver being prohibited from voting its shares for five years.

Maryland's financial regulatory agency began an investigation, according to a letter made public by Cooper. Cooper maintains he did not violate any law. A May 22 Settlement and Consent Order between the commissioner's office and Cooper resolved the matter without making any “conclusive findings or determination as to whether a violation...occurred.”

Under the May 22 Consent Order, Cooper agreed to conduct future business in compliance with Maryland law.

First United is allowing Driver to vote its shares at the upcoming meeting but has also filed a lawsuit against the firm in the Circuit Court for Garrett County seeking a a judgment on whether Driver's votes should be counted.

If Driver wins the lawsuit, then the annual meeting vote as certified will stand. If the court determines that Driver’s shares were not eligible to be voted, then First United said it intends “to take the appropriate actions to honor the court’s determination.”